CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Cintas Corporation for the registration of 4,055 shares of its common stock and to the incorporation by reference therein of (i) our report dated July 6, 2000 with respect to the financial statements of Cintas Corporation and (ii) our opinion dated August 22, 2000 with respect to the financial statement schedule of Cintas Corporation, incorporated by reference or included in its Annual Report (Form 10-K) for the year ended May 31, 2000, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio March 26, 2001